Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.
LICENSE AGREEMENT
LICENSE AGREEMENT (“Agreement”) with an Effective Date of August 25, 2008 (the “Effective Date”)
between
QLT USA, INC., having an office at 2579 Midpoint Drive, Fort Collins, CO 80525-4417 (“LICENSOR”), and
RECKITT BENCKISER PHARMACEUTICALS INC., having an office at 10710 Midlothian Turnpike, Ste. 430, Richmond, Virginia 23235 (“LICENSEE”),
WHEREAS, LICENSOR possesses certain rights to the proprietary Atrigel® drug delivery system and experience and expertise in the discovery, design and development of products based on this proprietary drug delivery system for medical applications; and
WHEREAS, LICENSOR wishes to grant to LICENSEE, and LICENSEE wishes to obtain from LICENSOR, an exclusive, worldwide license under LICENSOR’s Atrigel® drug delivery system on the terms and subject to the conditions set forth herein; and
WHEREAS, in connection with this license, LICENSOR is furthermore delivering to LICENSEE certain assets and LICENSEE has offered employment to certain employees of LICENSOR familiar with the Atrigel® drug delivery system, all pursuant to the Asset Purchase Agreement, dated as of the Effective Date, between LICENSOR and LICENSEE (the “Asset Purchase Agreement”),
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Section 1. Definitions.
          1.1 “Affiliate” shall mean, as to any party, any other person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with, such party; as used in this definition, “control” shall mean (a) the ownership of more than fifty percent (50%) of the voting securities or other voting interest of any such other person, corporation, partnership, or other entity (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such a person, corporation, partnership, or other entity, whether through ownership of voting securities, by contract or otherwise.

          1.2 “Alternate Forms” shall mean with respect to an active ingredient, any [REDACTED: description of alternate forms]** or other analog, modified or derivative form of such ingredient.
          1.3 “Atrigel” shall mean the proprietary drug delivery system consisting of flowable compositions (e.g., solutions, gels, pastes and putties) of biodegradable polymers and biocompatible solvents in all embodiments claimed in the Licensed Patents and in all other embodiments thereof (including, for the avoidance of doubt, modified versions thereof, whether developed before or after the Effective Date).
          1.4 “Control” shall mean, with respect to any Know-how or Patent, possession by a party of the express right to grant a license or sublicense as provided for herein without violating the terms of any pre-existing written agreement with any Third Party.
          1.5 “Dental Products” shall mean any and all Atrigel-formulated products for the treatment, diagnosis and/or prevention of dental diseases or conditions for human or veterinary use, including those set forth in Exhibit A attached hereto.
          1.6 “Dermatology Products” shall mean any and all Atrigel-formulated products for the treatment, diagnosis and/or prevention of skin diseases or conditions for human or veterinary use.
          1.7 “Existing Out-License Agreements” shall mean the agreements listed in Exhibit B.
          1.8 “Existing Out-Licensees” shall mean the parties to which rights have been granted under the Existing Out-License Agreements.
          1.9 “Know-how” shall mean any data, results, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), expertise, stability, technology, test data, including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures, as well as any data or information acquired through feasibility studies performed by or for LICENSOR pursuant to an agreement with a Third Party (but solely to the extent that LICENSOR is no longer obligated to any Third Party to maintain the confidentiality of the data or information resulting therefrom). Know-how shall not include any data, results and information in any published Patents or any patent rights.
          1.10 “Leuprolide Products” shall mean any Atrigel formulation containing or delivering (a) leuprolide or any Alternate Forms thereof, or (b) any [REDACTED: description of other leuprolide products]** for human or veterinary use, including without limitation the Eligard® products, as currently licensed under the terms of the Existing Out-Licenses.

**	Confidential Treatment Requested

          1.11 “Licensed Know-How” means all Know-How related to Atrigel and which is owned by or under the Control of LICENSOR as of the Effective Date, including, but not limited to, the information and data contained within the Regulatory Materials for Atrigel-formulated products (but excluding the Regulatory Materials themselves, rights to which are provided under Section 2.3) and all data and documentation of clinical trials for any of the Atrigel-formulated products excluded from this license, in each case, owned by or under the Control of LICENSOR as of the Effective Date. Notwithstanding the foregoing, “Licensed Know-How” shall exclude (a) any Know-How relating solely to the Retained Products (but only if such Know-How is not useful for any Licensed Products), and (b) any data, information or other Know-How to the extent LICENSOR is restricted from disclosing or providing access to such data, information and Know-How under an agreement with a Third Party as of the Effective Date as indicated on Exhibit K (each a “Restricted Agreement”); provided, that any such data and information or other Know-How (otherwise meeting the Licensed Know-How definition above in the absence of such restriction) shall be included automatically in the Licensed Know-How once, if and to the extent the applicable restriction in any such Restricted Agreement ceases to restrict such disclosure and/or access.
          1.12 “Licensed Patents” shall mean (a) those Patents which are set forth in Exhibit C, (b) all patent applications filed with respect to invention disclosures or unfiled applications listed on Exhibit C and any patent applications claiming priority to any such patent applications or any patent application in (a), and all divisionals, continuations, continuations-in-part and substitutions thereof; (c) all patents issuing on any of the foregoing, and all reissues, reexaminations, renewals, and extensions thereof, including Supplementary Protection Certificates; and (d) all counterparts to the foregoing in other countries. For the avoidance of doubt, Licensed Patents shall exclude any Patent that solely covers or claims only Retained Products, unless such Patent subsequently claims or covers Licensed Products.
          1.13 “Licensed Products” shall mean individually and collectively, any and all Atrigel-formulated medicinal products for human or veterinary use, excluding the Retained Products.
          1.14 “Licensed Trademarks” shall mean the trademarks set forth in Exhibit D.
          1.15 “Licensed Technology” shall mean the Licensed Patents and the Licensed Know-How.
          1.16 “Ocular Products” shall mean any and all Atrigel-formulated products for the treatment, diagnosis and/or prevention of eye diseases and conditions for human or veterinary use.
          1.17 “Patent” shall mean any invention disclosure, patent application (including unfiled applications) or patent anywhere in the world, including, but not limited to, the following: provisional, non-provisional, divisional, continuation, continuation-in-part, and substitution, re-issue, re-examination applications; and regular utility, renewal and extended patents (including supplementary protection certificates).

          1.18 “[REDACTED: company name]** Products” shall mean any and all products subject to a license grant from LICENSOR to [REDACTED: company name]** under the terms of the License and Royalty Agreement between LICENSOR and [REDACTED: company name and agreement date]**, including the product containing the [REDACTED: description of intellectual property]**.
          1.19 “Regulatory Approval” shall mean any approvals, product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the commercial manufacture, use, storage, import, export, transport, commercialization or sale of a product in a regulatory jurisdiction, including pricing approval, in jurisdictions where pricing approval is required to sell the product or is necessary to obtain reimbursement therefor under a government program.
          1.20 “Regulatory Authority” shall mean, in a particular country or regulatory jurisdiction, any applicable governmental authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a product in such country or regulatory jurisdiction, including the Food and Drug Administration of the United States (FDA) or any successor thereto.
          1.21 “Regulatory Materials” shall mean (a) all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents relating to Atrigel, including any of the foregoing within the Retained Files and Records (as defined in the Asset Purchase Agreement), and (b) all data contained in any of the foregoing; including all drug master files, regulatory drug lists, data, adverse event files and complaint files.
          1.22 “Retained Products” shall mean any and all Dental Products, Dermatology Products, Leuprolide Products, Ocular Products, and [REDACTED: company name]** Products.
          1.23 “Third Party” shall mean any party (including any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, other form of business entity or governmental entity) other than LICENSEE, LICENSOR or any of their Affiliates.
Section 2. License
          2.1 LICENSOR hereby grants to LICENSEE (and its Affiliates) and LICENSEE hereby accepts, an irrevocable, perpetual, exclusive (even as to LICENSOR) license (with the right of sublicense through multiple tiers of sublicensees), throughout the entire world, under the Licensed Technology, to make, have made, use, research, develop, obtain Regulatory Approval for, import, export, distribute, offer to sell, sell and otherwise transfer Licensed Products. To the

**	Confidential Treatment Requested

extent that any Licensed Technology is in-licensed to LICENSOR by a Third Party, the license granted to LICENSEE under such Third Party technology shall be no greater than the rights granted to LICENSOR by such Third Party and shall be subject to the rights granted under the applicable agreement between LICENSOR and such Third Party for such in-license. Any Know-How included within Licensed Technology which is subject to any of the feasibility study agreements, material transfer agreements or similar agreements listed in Exhibit M hereto as of the Effective Date (whether owned, co-owned or licensed to LICENSOR) shall be subject to any applicable licenses granted under such agreements as of the Effective Date. The license in this Section 2.1 excludes any and all intellectual property or other rights licensed to LICENSOR under the License Agreement between [REDACTED: company name]** and LICENSOR dated [REDACTED: agreement date]**. LICENSOR shall use commercially reasonable efforts to deliver to LICENSEE, or provide LICENSEE with access to, all Licensed Technology on the Effective Date. Thereafter, for a period of three (3) years after the Effective Date (or, solely with respect to any Know-How that is excluded from Licensed Know-How hereunder due to a restriction on disclosure and/or access in a Restricted Agreement, for a period, if later then the end of such three year period, that is ninety (90) days after the date when LICENSOR shall notify LICENSEE that such Know-How first becomes part of the Licensed Know-How due to a cessation of such restriction), LICENSOR shall make any further disclosures of Licensed Technology in existence on the Effective Date, as reasonably deemed necessary by LICENSEE (and not already in the possession of LICENSEE), to include, without limitation, (a) making appropriate personnel reasonably available for disclosure of any Know-How within the Licensed Technology to LICENSEE, and (b) providing reasonable access (or cause reasonable access to be provided) to LICENSEE to copy any documents owned by LICENSOR or its Affiliates or within LICENSOR’s or its Affiliates’ possession or under LICENSOR’S or Affiliates’ Control to the extent containing any Know-How within the Licensed Technology (at LICENSEE’s sole expense).
          2.2 LICENSOR hereby grants to LICENSEE (and its Affiliates) a non-exclusive, perpetual, irrevocable license (with the right of sublicense through multiple tiers of sublicensees), throughout the entire world to use the Licensed Trademarks in connection with the development and commercialization (including, without limitation, marketing and promotion) of Licensed Products. For the avoidance of doubt, this license shall not be construed to obligate LICENSEE or its Affiliates to use the Licensed Trademarks in any given case or with any given Licensed Product.
          2.3 LICENSOR hereby grants to LICENSEE (its Affiliates and sublicensees) a right of reference to any and all of LICENSOR’s Regulatory Materials for Atrigel-formulated products existing (and owned by LICENSOR or, if any exist, for which LICENSOR has an express right as of the Effective Date to grant such right of reference to LICENSEE hereunder) as of the Effective Date for the purpose of developing Licensed Products, including for preparing, filing or maintaining regulatory filings for the Licensed Products with the Regulatory Authorities in connection with Regulatory Approvals. Upon LICENSEE’s reasonable written request and at LICENSEE’s sole cost as to any out-of-pocket expenses, LICENSOR shall

**	Confidential Treatment Requested

provide appropriate information, consents and notices to any Regulatory Authorities as are necessary for LICENSEE to effectuate the rights of reference granted to it in this Section 2.3.
          2.4 No license, immunity or other right is granted under this Agreement by LICENSOR either directly or by implication, estoppel, or otherwise other than as expressly set forth herein. Without limiting the foregoing, LICENSOR reserves all rights to make, have made, use, research, develop, import, export, offer to sell, sell, license, sublicense and otherwise transfer all Retained Products. Furthermore, and notwithstanding anything to the contrary in Section 2.1 or otherwise in this Agreement, LICENSOR reserves the right on behalf of [REDACTED: company name]** to practice the Licensed Technology for research purposes to the extent of the license granted to [REDACTED: company name]** in Section [REDACTED: section number]** of the [REDACTED: description of license agreement]**.
          2.5 LICENSEE shall provide any future sublicensee (including Affiliates and regardless of tier) with a copy of this Agreement and require each such future sublicensee to be subject to terms and conditions hereof, as well as require such future sublicensee to acknowledge in writing that its sublicense is subject to LICENSOR’s rights hereunder. In addition, LICENSEE shall provide LICENSOR with written notice of any sublicensee promptly after granting any sublicense of the rights granted to it hereunder (which notice shall identify the sublicensee and provide a general description of the sublicensed rights).
          2.6 LICENSEE shall (and shall cause each of its sublicensees to) mark all Licensed Products and/or associated documentation manufactured or sold by it under the licenses granted to it in Section 2.1 of this Agreement with an applicable patent notice as may be permitted or required under Title 35, United States Code or other applicable law.
          2.7 LICENSEE expressly acknowledges that this license is subject to the terms and conditions of the Existing Out-License Agreements.
          2.8 For the avoidance of any doubt and without limiting Section 5.7 hereof, the parties hereto agree that nothing under any provision of this Agreement shall grant either party any rights, interest or title, in or to any improvements, modification or enhancements developed or conceived by the other party, its Affiliates, sublicensees, consultants, representatives, agents, employees, officers or director with regard to any Licensed Technology, Retained Products, Purchased Files and Records, Retained Files and Records, Purchased Assets or Excluded Assets (all as such terms are defined in the Asset Purchase Agreement), Atrigel or otherwise created after the Effective Date of this Agreement. It is expressly understood that neither party shall be required to advise the other (or any Third Party deriving rights from the other) of any Atrigel-related information, discoveries, processes, procedures, compositions of matter, Know-how, trade secrets, designs, formulae, specifications, methods, techniques, technical information, concepts, patents, patent application, copyrights, other intellectual property, developments, modifications or inventions which are created or conceived by or for such party after the Effective Date of this Agreement. If either party shall file for patent protection on any such improvements, modification or enhancements, such party shall have no obligation to license rights thereunder to the other.

**	Confidential Treatment Requested

          2.9 LICENSOR furthermore agrees that, during the period commencing on the Effective Date and for [REDACTED: term]** thereafter, [REDACTED: transfer procedure]** (a) any Licensed Patent which solely covers or claims only [REDACTED: description of products]**, or (b) a substantial portion of the Licensed Know-how owned by it which primarily relates specifically to [REDACTED: description of products]** (other than in both cases of (a) and (b) above, Patents, Know-How or other technology related to the [REDACTED: description of products]** and therefore, for example, excluding any Patent within the Licensed Patents which otherwise cover or claim the [REDACTED: description of products]** products), LICENSOR shall [REDACTED: transfer procedure]** not less than [REDACTED: term]** before LICENSOR [REDACTED: transfer procedure]**. Within [REDACTED: term]** days of receipt of such notification from LICENSOR (the “Notice Period”), [REDACTED: transfer procedure]** if [REDACTED: transfer procedure]**. Upon receipt of [REDACTED: transfer procedure]**, LICENSOR shall [REDACTED: transfer procedure]** with [REDACTED: name or party]** regarding any [REDACTED: transfer procedure]** during the remainder of the [REDACTED: transfer procedure]**; provided, however, that [REDACTED: transfer procedure]**. If (i) the Notice Period elapses and [REDACTED: name or party]** did not provide the [REDACTED: transfer procedure]** in accordance with this Section 2.9 to LICENSOR within such Notice Period, (ii) the [REDACTED: transfer procedure]**, or (iii) the [REDACTED: term]** period following the Effective Date elapses, then in each case, LICENSOR shall be [REDACTED: transfer procedure]** under this Section 2.9.
          2.10 Neither LICENSEE nor any Affiliate shall register or attempt to register, any trademarks that are substantially identical or confusingly similar to the ELIGARD trademarks set forth in Exhibit E.
          2.11 The licenses granted to LICENSEE under this Section 2 shall be subject to the rights (if any) required to be granted by LICENSOR under the feasibility study and similar agreements existing as of the Effective Date and listed on Exhibit F hereto (the “Feasibility Study Agreements”). LICENSOR shall notify LICENSEE thereof promptly upon receipt of a claim to such rights under any such Feasibility Study Agreement in the event any such claim is for rights to subject matter that falls within the scope of Licensed Products. If the party making such a claim under any such Feasibility Study Agreement has a legitimate claim therefore, as determined in good faith by LICENSOR following consultation and advice from an outside attorney, then LICENSOR shall have the first right to contact such claimant and negotiate a license in good faith (and LICENSOR shall consult with LICENSEE in good faith in connection therewith) and LICENSEE shall have the second right to negotiate with such claimant if requested by LICENSOR, and any royalty, license fee or other remuneration resulting from such license for such claim shall accrue [REDACTED: percentage]** to LICENSEE and [REDACTED: percentage]** to LICENSOR if LICENSOR negotiates such license and [REDACTED: percentage]** to LICENSEE if LICENSEE negotiates a corresponding sublicense; provided that LICENSOR shall reimburse LICENSEE for all expenses and costs (both internal and external) incurred by LICENSEE in the contacting of the claimant and license

**	Confidential Treatment Requested

negotiations of such sublicense (solely to the extent incurred with respect to LICENSEE’s exercise of its second right to negotiate above and solely to the extent incurred during the period when an obligation to negotiate such rights exists under any such Feasibility Study Agreement). Notwithstanding anything in the foregoing to the contrary, no rights under the Licensed Technology shall be granted by LICENSOR to a third party with respect to any Atrigel-formulated [REDACTED: description of intellectual property]** or Atrigel-formulated [REDACTED: description of intellectual property]** products. For the avoidance of doubt, LICENSOR shall fully control and retain all proceeds from (without any obligation to provide notice or consultation to LICENSEE) any negotiations or licenses granted in connection with the Feasibility Study Agreements for rights to subject matter that falls solely within the scope of the Retained Products.
Section 3. Technical Assistance
          3.1 Except as expressly set forth in this Agreement or the Asset Purchase Agreement, neither party shall be required to render any technical assistance of any nature whatsoever to the other party or any Third Party deriving rights from such other party.
          3.2 Except as otherwise expressly provided in the Asset Purchase Agreement, LICENSOR shall have no obligation to provide LICENSEE with any Licensed Products and LICENSEE shall be free to enter into one or more supply agreements with such manufacturing contractors as LICENSEE may select, including any manufacturing contractor(s) used by LICENSOR or any Existing Out-Licensees as of the Effective Date, upon such terms and conditions as LICENSEE may choose.
Section 4. Paid-up License
          4.1 In consideration for the licenses granted by LICENSOR herein, LICENSEE hereby agrees to pay to LICENSOR an aggregate license fee of $22,675,000 (Twenty-Two Million Six Hundred Seventy-Five Thousand Dollars) (the “License Fee”), plus (b) if payable, the milestone payments under Section 4.2. On the Closing of the Asset Purchase Agreement, as that term is defined in such Asset Purchase Agreement, but subject to LICENSOR’s execution of this License Agreement, LICENSEE shall pay the License Fee to LICENSOR by wire transfer of immediately available funds to the following LICENSOR account:

Bank:	[REDACTED]**
ABA Routing No.	[REDACTED]**
Master Account No.:	[REDACTED]**
Name:	QLT USA
2579 Midpoint Drive
Fort Collins, CO 80525
Upon full payment of the License Fee due hereunder, the licenses granted hereunder shall be fully paid-up and royalty free.

**	Confidential Treatment Requested

          4.2 (a) As further consideration, LICENSEE shall pay LICENSOR the following milestone payments:
          i) upon [REDACTED: description of certain predetermined milestone events]**, for any Licensed Product consisting of Atrigel-formulated [REDACTED: description of intellectual property]**, LICENSEE shall pay LICENSOR $2,500,000 US (Two Million Five Hundred Thousand Dollars) (the [REDACTED: description of intellectual property]**); and
          ii) upon [REDACTED: description of certain predetermined milestone events]**, for any Licensed Product consisting of any Atrigel-formulated product [REDACTED: description of intellectual property]**, LICENSEE shall pay LICENSOR $2,500,000 US (Two Million Five Hundred Thousand Dollars) (the [REDACTED: description of intellectual property]**).
          (b) LICENSEE shall use commercially reasonable efforts to achieve the [REDACTED: description of intellectual property]** set forth in Sections 4.2 (a) as soon as reasonably practicable. Any development or commercialization agreements entered into by LICENSEE with an Affiliate or Third Party with respect to the foregoing shall be subject to the terms of this Section 4.2(b). As used herein, the term “commercially reasonable efforts” will mean those efforts and commitment of resources which are consistent with the efforts and resources that a reasonably comparable biopharmaceutical company as LICENSEE would use in respect of a business that has similar commercial value and market potential, taking into account the competitiveness of the marketplace, the business life-cycle, the proprietary position of LICENSEE and the profitability of the Atrigel-formulated [REDACTED: description of intellectual property] ** product.
          (c) LICENSEE shall provide LICENSOR with a written top line report, which shall consist of a summary budget and project plan for the contemplated development period, of its development efforts relating to the achievement of the [REDACTED: description of intellectual property]** on a [REDACTED: term]** basis, in reasonable, but summary detail, until such time as the [REDACTED: description of intellectual property]** payment has been made or all development efforts in respect of any Atrigel-formulated [REDACTED: description of intellectual property]** product have ceased and LICENSOR has been notified thereof. The first report shall be delivered to LICENSOR on the [REDACTED: term]** anniversary of the Effective Date, with each subsequent report to be delivered to LICENSOR at the end of each subsequent [REDACTED: term]** period and will update the status and any changes to the summary budget and project plan since the last [REDACTED: term] report.
          (d) LICENSEE shall pay each milestone payment due hereunder within thirty (30) days of the achievement of the applicable milestone by wire transfer to a bank account designated by LICENSOR, unless otherwise specified in writing by LICENSOR.
          4.3 All taxes levied on LICENSOR on account of the payments accruing to LICENSOR under this Agreement shall be paid by LICENSOR for its own account, including

**	Confidential Treatment Requested

taxes levied thereon as income to LICENSOR. If provision is made in law or regulation for withholding, such tax shall be deducted from the payment made by LICENSEE, paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to LICENSOR. LICENSEE shall pay LICENSOR the License Fee and any milestone payment due hereunder from a bank account of LICENSEE located in the United States.
Section 5. IP Prosecution, Enforcement and Defense
          5.1 Prosecution and Maintenance of Patents
          LICENSOR shall have the right, without obligation, to file, prosecute and maintain the Licensed Patents throughout the world at [REDACTED: description of name or party and percentage]** expense, as LICENSOR in its sole discretion shall determine from time to time. LICENSOR shall provide copies to LICENSEE of all substantive correspondence, filings, actions and drafts to or from LICENSOR and the applicable patent offices with respect to prosecution and maintenance of the Licensed Patents, including proposed filings, correspondence with or from applicable patent offices sufficiently in advance of any deadline to enable LICENSEE to consider such correspondence, filings, and actions and to provide LICENSOR with LICENSEE’s comments with respect thereto. LICENSOR shall in good faith consider LICENSEE’s comments with respect to all such proposed correspondence, filings and actions for the Licensed Patents with the applicable patent offices. LICENSEE shall have the right to request that LICENSOR pursue patent applications within the Licensed Patents for invention disclosures and unfiled Patent applications listed on Exhibit C hereto (to the extent not already filed for as of the Effective Date) and in jurisdictions in which LICENSOR has not yet filed such filings as of the Effective Date (but where the right to pursue such filings has not lapsed). LICENSOR shall notify LICENSEE in writing within [REDACTED: term]** days after receiving LICENSEE’s written request therefor whether LICENSOR intends to pursue such filings. If LICENSOR does not wish to pursue any such filings in the applicable jurisdictions, then LICENSEE shall have the right to request LICENSOR to prosecute and maintain any such filings in such jurisdictions, at LICENSEE’s sole expense. In the event that LICENSOR still chooses not to pursue such filings, or at any time intends to abandon the prosecution or maintenance of any Licensed Patent, LICENSOR shall have the sole right to do so in its discretion, provided that LICENSOR shall notify LICENSEE no later than [REDACTED: term]** days prior to the date it intends to abandon the prosecution or maintenance, as applicable, of any such Licensed Patent(s) (and LICENSOR shall further notify LICENSEE if LICENSOR determines to change its decision and not in fact abandon any such Licensed Patent before the end of such [REDACTED: term]** day period). LICENSEE must notify LICENSOR within such [REDACTED: term]**-day period should LICENSEE wish to assume the responsibility for prosecuting or maintaining such Licensed Patents, as applicable, whereupon, subject to any rights of any Existing Out-Licensees under the Existing Out-License Agreements (which shall take priority hereto), LICENSOR shall permit LICENSEE, at LICENSEE’s sole expense, to do so, and LICENSOR shall cooperate in any such transfer of responsibilities. Thereafter, LICENSOR shall have no further obligation to prosecute or maintain any such Licensed Patent and (subject to the rights of Existing Out-Licensees described above)

**	Confidential Treatment Requested

LICENSEE shall have the right, but not the obligation, to prosecute or maintain any such Licensed Patent at its sole expense. At LICENSEE’s request, LICENSOR shall assign all rights in and to each Licensed Patent for which LICENSEE has assumed such responsibility for prosecution and/or maintenance in accordance with the foregoing. LICENSOR agrees not to make or file for any post-issuance amendments to any issued Licensed Patents (e.g., re-examinations, reissuances or disclaimers) without [REDACTED: term]** days prior written notice to LICENSEE and without reasonably considering LICENSEE’s comments with respect thereto.
     5.2 Infringement of Licensed Patents by Third Parties.
          (a) If either party becomes aware of any alleged, threatened or actual infringement of the Licensed Patents, it shall promptly notify the other party in writing and provide a full description thereof.
          (b) Subject to Section 5.5 below, if any Patent within the Licensed Patents is infringed or allegedly infringed by a Third Party, then LICENSOR (or its [REDACTED: description of licensees]** but, with respect to such licensees, solely with respect to enforcement against infringement through the manufacture, use or sale of a [REDACTED: description of a product]** ([REDACTED: description of licensees]**) shall have the right, but not the obligation, to initiate, prosecute and control any legal action against such Third Party infringement at LICENSOR’s sole expense. LICENSEE shall reasonably cooperate with LICENSOR at LICENSOR’s sole expense with respect thereto, including joining or being named in such action as a party plaintiff only if such joinder or naming is required by applicable law or by a governmental authority for LICENSOR or its sublicensees to pursue such action and to have proper standing to bring such lawsuit. In the event LICENSOR (or any Existing Out-Licensee or [REDACTED: description of licensee]**) fails to institute proceedings against any Third Party infringement within [REDACTED: term]** days after notice given by either party to the other of said Third Party infringement (or such longer period of time for so long as any Existing Out-Licensee has such enforcement rights under the Existing Out-License Agreements), LICENSEE (but not a sublicensee of LICENSEE) shall be entitled to enforce, at its discretion and at its sole expense, the Licensed Patents against such Third Party infringement by filing a lawsuit against the infringement of such Licensed Patents against such Third Party. LICENSOR will provide such reasonable assistance and cooperation to LICENSEE as may be necessary in connection with such enforcement action, at LICENSEE’s sole expense, including joining such action as a party plaintiff if required by applicable law to pursue such action. Subject to Section 5.5 and the rights of the Existing Out-Licensees under the Existing Out-License Agreements or the rights of the [REDACTED: description of licensees]**, any awards or amounts received as a result of either LICENSOR or LICENSEE prosecuting any such enforcement action against Third Party infringement of the Licensed Patents shall be allocated first to reimburse any costs and expenses incurred by the parties and the remainder shall be allocated [REDACTED: percentage]** to the party undertaking action against the Third Party infringer and [REDACTED: percentage]** to the other party (provided that, in the event that LICENSEE is

**	Confidential Treatment Requested

required to join or be named in such action in order for LICENSOR to pursue such action, then, to the extent any such action and corresponding remainder concerns infringement by a third party’s manufacture, use or sale of a Licensed Product, such remainder shall be allocated [REDACTED: percentage]**, subject to the rights of the Existing Out-Licensees under the Existing Out-License Agreements or the rights of the [REDACTED: description of licensees]**).
          5.3 Subject to Section 5.5 below, if a Licensed Patent becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then LICENSOR shall notify LICENSEE thereof. LICENSOR shall have the first right, without obligation, to defend such Licensed Patent at LICENSOR’s sole expense. LICENSEE shall reasonably cooperate with LICENSOR with respect thereto. Subject to Section 5.5 and the rights of Existing Out-Licensees under the Existing Out-License Agreements or the rights of the [REDACTED: description of licensees]**, if LICENSOR (or any Existing Out-Licensee) fails to notify LICENSEE that it intends to defend against such action not less than [REDACTED: term]** days before the end of the period statutorily allowed to submit a defense, then LICENSEE shall have the right to assume defense of such action at LICENSEE’s sole expense and LICENSOR shall reasonably cooperate with LICENSEE with respect thereto, at LICENSEE’s sole expense. Subject to Section 5.5 and the rights of the Existing Out-Licensees under the Existing Out-License Agreements or the rights of the [REDACTED: description of licensees]**, any awards or amounts received as a result of either LICENSOR or LICENSEE defending any such action shall be allocated first to reimburse any costs and expenses incurred by the parties and the remainder shall belong to the party undertaking the defense.
          5.4 Subject to this Section 5.4 and Section 5.5, LICENSOR shall have the right, without obligation, to maintain and protect registration of the Licensed Trademarks throughout the world at [REDACTED: description of name or party and percentage]** expense, as LICENSOR in its sole discretion shall determine from time-to-time. In the event that LICENSOR intends to abandon the maintenance or protection of any the Licensed Trademarks, LICENSOR shall have the sole right to do so in its discretion, provided that LICENSOR shall notify LICENSEE no later than [REDACTED: term]** days prior to the date it intends to abandon the maintenance or protection of any such Licensed Trademarks. LICENSEE must notify LICENSOR within such [REDACTED: term]**-day period should LICENSEE wish to assume the responsibility for maintaining or protecting such Licensed Trademarks, whereupon (subject to any rights of any Existing Out-Licensees under the Existing Out-License Agreements, which shall take priority hereto) LICENSOR shall permit LICENSEE, at LICENSEE’s sole expense, to do so, and LICENSOR shall cooperate in any such transfer of responsibilities. Thereafter, LICENSOR shall have no further obligation or right with respect to any such Licensed Trademark and (subject to the rights of Existing Out-Licensees described above) LICENSEE shall have the right, but not the obligation, to maintain or protect any such Licensed Trademark at its sole expense. Each party shall promptly give the other party written notice in the event that it knows or has reason to believe that any Licensed Trademark is being infringed, either directly or indirectly, by any Third Party. Subject to Section 5.5, LICENSOR (or the [REDACTED: description of licensees]**) shall have the prior right, without obligation, to

**	Confidential Treatment Requested

enforce such Licensed Trademark against such infringement at LICENSOR’s expense. Subject to Section 5.5, in the event LICENSOR (or any Existing Out-Licensee or [REDACTED: description of licensee]**) does not initiate any legal action with respect to such infringement within [REDACTED: term]** days (or such longer period of time for so long as any Existing Out-Licensee has such enforcement rights under the Existing Out-License Agreements), then LICENSEE shall have the right to assume such enforcement of the Licensed Trademark at LICENSEE’s sole expense and LICENSOR shall reasonably cooperate with LICENSEE with respect thereto; provided that the infringement pertains to a Licensed Product. Subject to Section 5.5 and the rights of the Existing Out-Licensees under the Existing Out-License Agreements or the rights of the [REDACTED: description of licensees]**, any awards or amounts received as a result of either LICENSOR or LICENSEE defending any such action shall be allocated first to reimburse any costs and expenses incurred by the parties and the remainder shall belong to the party undertaking the defense.
          5.5 Notwithstanding anything to the contrary in this Section 5, the provisions of this Section 5 are subject to the terms and conditions of any Existing Out-License Agreements. As a result, the prosecution, maintenance and enforcement of the Licensed Patents and Licensed Trademarks shall be subject to the terms of the Existing Out-License Agreements and LICENSOR has identified on Exhibit B all Existing Out-License Agreements whose terms provide the Existing Out-Licensee with rights in respect of the prosecution, maintenance, defense and enforcement of the Licensed Patents or Licensed Trademarks (including back-up rights to enforce the Licensed Patents in the case that LICENSOR does not exercise its first right to enforce such Licensed Patents), to which this Agreement and the Licensed Patents are subject. For purposes of this Section 5.5, however, LICENSOR’s parent company, QLT Inc. shall not be deemed an Existing Out-Licensee. As a result:
               (a) If any Licensed Patent or any Licensed Trademark is infringed or allegedly infringed by a Third Party, then, to the extent any Existing Out-Licensee is granted the right to enforce or prosecute such infringement under the Existing Out-License Agreements, such Existing Out-Licensee shall have the prior right (and the rights of LICENSEE in Sections 5.2(b), 5.3 and 5.4 shall be subject to such prior right) to initiate and prosecute judicial or administrative suits, actions or proceedings against such Third Party infringement. If a Third Party commences or threatens to commence judicial or administrative suits, actions or proceedings against any party to the agreements set forth in Part 2 of Exhibit B and such proceeding relates to the Licensed Patents or the Licensed Trademarks, then, to the extent that any Existing Out-Licensee is granted rights to defend any such suit, action or proceeding under an Existing Out-License Agreement, such Existing Out-Licensee shall have the prior right (and the rights of LICENSEE in Sections 5.2(b), 5.3 and 5.4 shall be subject to such prior right) to defend any such judicial or administrative suits, actions or proceedings; provided, however, that LICENSOR shall use reasonable efforts to communicate to any Existing Out-Licensee controlling the defense of any such suit, action or proceeding any LICENSEE comments with respect thereto. LICENSEE shall reasonably cooperate with such Existing Out-Licensee, at such Existing Out-Licensee’s sole expense, including joining or being named in such action as a party plaintiff only if such joinder or naming is required by applicable law or a governmental authority for such Existing

**	Confidential Treatment Requested

Out-Licensee to pursue such action and to have proper standing to bring such lawsuit. To the extent any Existing Out-Licensee does not exercise its rights under the Existing Out-License Agreement to initiate, prosecute or defend any such suit, action or proceeding, then the provisions of Section 5.2 (b), 5.3 or 5.4, as applicable, shall control.
               (b) Without limiting the foregoing, LICENSEE acknowledges and agrees that (i) if any Patent within the Licensed Patents that claims a [REDACTED: company name]** Product (or manufacture or use thereof) is infringed or is threatened to be infringed by a Third Party, then [REDACTED: company name]** shall have the prior right, but not the obligation to initiate, prosecute and control any action with respect to such infringement, and (ii) [REDACTED: company name]** shall have the right to defend any suit, action or proceeding against [REDACTED: company name]** alleging infringement of intellectual property rights of a Third Party by reason of the manufacture, use, sale, offer for sale or import of [REDACTED: company name]** Products. [REDACTED: company name]** and/or LICENSOR shall be entitled to retain all recoveries, damages or settlements from any such suits, actions or proceedings under this Section 5.5(b). LICENSEE agrees to be joined or named as a party to any such suits, actions or proceedings at [REDACTED: company name]** request if such joinder or naming is required by applicable law or a governmental authority for [REDACTED: company name]** to pursue such action and to have proper standing to bring such lawsuit.
          5.6 In the event of breach by any sublicensee of LICENSEE hereunder of the terms of the applicable sublicense agreement, which breach is of such a nature that it results in a breach under the terms of this Agreement, LICENSEE shall promptly notify LICENSOR thereof. LICENSEE shall have the obligation to initiate, prosecute and control any action with respect to enforcing the applicable terms of the sublicense agreement in question with respect to such a breach; provided, however, that LICENSEE shall first permit LICENSOR to consult with LICENSEE regarding any such proceeding, to include consultation with any mutually selected external counsel, at LICENSOR’s sole expense, but control and cost of the proceeding shall at all times remain with LICENSEE.
          5.7 Covenants Not to Sue.
          (a) LICENSEE hereby agrees that it shall not institute, prosecute or confer the rights on any Third Party to institute or prosecute, or in any way knowingly aid in the institution or prosecution against LICENSOR, its Affiliates, any of LICENSOR’s other licensees or sublicensees of the Retained Products, any of LICENSOR’s or the foregoing licensees’ or sublicensees’ wholesalers, retailers or customers, and LICENSOR’s successors and assigns or any employee, consultant, agent, officer or director of any of the foregoing (collectively, the “Licensor Parties”), any suit, claim, action or cause of action for damages, costs, loss of services, expenses, injunctive relief, other equitable relief or compensation, arising out of alleged or actual infringement (past, present or future) of any Patents now or in the future controlled, directly or indirectly, by LICENSEE that claim or cover Atrigel or its manufacture or use (excluding, for the avoidance of doubt, any claims covering an [REDACTED: description of claims]** ), as a

**	Confidential Treatment Requested

result of the research, development, manufacture, use, sale or importation of a Retained Product or a product that is substantially similar to a Retained Product. LICENSEE, however, expressly reserves all rights of action, claims and demands against any Third Party that is not a Licensor Party. This instrument is a covenant not to sue, and not a release, and shall be binding on LICENSEE’s Affiliates, LICENSEE’s licensees and sublicensees (whose license/sublicense agreements were entered into after the Effective Date), in each case of the Licensed Technology, any acquirer of the Licensed Technology (to which this Section 5.7 applies), as well as LICENSEE’s successors and assigns, and LICENSEE shall take such action in its agreements with such parties entered into after the Effective Date to effectuate such binding effect.
          (b) LICENSOR hereby agrees that it shall not institute, prosecute or confer the rights on any Third Party to institute or prosecute, or in any way knowingly aid in the institution or prosecution against LICENSEE, its Affiliates, any of LICENSEE’s other licensees of the Licensed Products, any of LICENSEE’s sublicensees under the licenses granted in Section 2.5, any of LICENSEE’s or the foregoing licensees’ or sublicensees’ wholesalers, retailers or customers, and LICENSEE’s successors and assigns or any employee, consultant, agent, officer or director of any of the foregoing (collectively, the “Licensee Parties”), any suit, claim, action or cause of action for damages, costs, loss of services, expenses, injunctive relief, other equitable relief or compensation, arising out of alleged or actual infringement (past, present or future) of any Patents controlled, directly or indirectly, by LICENSOR that claim or cover Atrigel or its manufacture or use (excluding, for the avoidance of doubt, any claims covering an [REDACTED: description of claims]**), as a result of the research, development, manufacture, use, sale or importation of a Licensed Product, or a product that is substantially similar to a Licensed Product. LICENSOR, however, expressly reserves all rights of action, claims and demands against any Third Party that is not a Licensee Party. This instrument is a covenant not to sue, and not a release, and shall be binding on LICENSOR’s Affiliates, LICENSOR’s licensees and sublicensees (whose license/sublicense agreements were entered into after the Effective Date), in each case of the Licensed Technology, any acquirer of the Licensed Technology (to which this Section 5.7 applies), as well as LICENSOR’s successors and assigns, and LICENSOR shall take such action in its agreements with such parties entered into after the Effective Date to effectuate such binding effect.
Section 6. Covenant Not To Compete; Non-Solicit
          6.1 LICENSOR acknowledges that the agreements and covenants contained in this Section 6.1 are essential to protect the value of the rights being licensed by LICENSOR to LICENSEE hereunder. Therefore, subject to Section 6.2, LICENSOR agrees that for the period commencing on the Effective Date and ending on the [REDACTED: term]** of the Effective Date, LICENSOR shall not, and shall not permit its subsidiaries or any other Third Party it controls (as defined in the definition of “Affiliate” in Section 1.1 hereof) to, anywhere in the world, participate or engage, directly or indirectly, for itself or on behalf of or in conjunction with any Third Party, including any Affiliate, whether as an employee, agent, officer, consultant, contractor, director, shareholder, partner, joint venturer, investor or otherwise, in any research, development, manufacture, marketing and/or sale of [REDACTED: description of area of non-

**	Confidential Treatment Requested

competition]**, or grant any Third Party, including any Affiliate, a right or license to do any of the foregoing (collectively, the “LICENSOR Restricted Activities”); provided, however, that the foregoing shall not prohibit (i) research, development, manufacture, marketing, sale and/or any activities for any Retained Products, or (ii) any activities permitted under the Existing Out-License Agreements (including, for the avoidance of doubt, the research, development, manufacture, marketing, use or sale of current or future products licensed thereunder) or (iii) the ownership by LICENSOR or its Affiliates of equity securities of a public company in an aggregate amount not to exceed 5% of the issued and outstanding shares of such company.
          6.2 If LICENSOR transfers all or substantially all of its business or assets to a Third Party, or any Affiliate of LICENSOR, or if a Third Party acquires control (as defined in the definition of “Affiliate” in Section 1.1 hereof) of LICENSOR (in either case, such Third Party or Affiliate being a “LICENSOR Acquirer”), the obligations and restrictions in this Section 6 shall only apply to LICENSOR itself and the successor to the LICENSOR business and any subsidiaries of LICENSOR or such successor or any other Third Party or any other entity that LICENSOR or such successor controls (as defined in the definition of “Affiliate” in Section 1.1 hereof), but shall not apply to any Third Party or Affiliate that controls (as defined in the definition of “Affiliate” in Section 1.1 hereof) LICENSOR or such LICENSOR Acquirer; provided, however, that such Third Party that controls (as defined in the definition of “Affiliate” in Section 1.1 hereof) LICENSOR or a LICENSOR Acquirer shall not be permitted to use any Licensed Technology to engage in LICENSOR Restricted Activities through an Affiliate of such Third Party for the period of time set forth in Section 6.1.
          6.3 LICENSOR acknowledges that the agreements and covenants contained in this Section 6 are essential to protect the value of the rights being licensed to LICENSEE hereunder. Therefore, LICENSOR agrees that for the period commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date, LICENSOR shall not, and shall not permit its respective Affiliates to, solicit for employment, offer to retain as an employee after the Effective Date, or hire any Transferred Employee (as defined in the Asset Purchase Agreement); provided, however, that the restriction in this Section 6.3 shall not prohibit the solicitation or hiring of any individual who responds to a general advertisement or who contacts LICENSOR or its Affiliates on his or her own initiative.
          6.4 LICENSOR agrees that a monetary remedy for a breach of the agreements set forth in this Section.6 will be inadequate and impracticable and further agree that such a breach would cause LICENSEE and its Affiliates irreparable harm, and that LICENSEE and its Affiliates shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, LICENSOR agrees that LICENSEE and its Affiliates shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.
          6.5 If any provision of this Section 6 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the

**	Confidential Treatment Requested

United States (or any applicable jurisdiction within the United States) or the applicable foreign jurisdiction and shall be binding and enforceable with respect to the parties as so curtailed.
          6.6 Simultaneously with the execution of this Agreement, LICENSOR shall provide LICENSEE with an executed letter agreement with QLT Inc., LICENSOR’s parent, substantially in the form of Exhibit G hereto.
Section 7. Indemnification
          7.1 (a) Subject to the terms and conditions of this Section 7, including, without limitation, the terms and conditions set forth in Section 7.4 below, and notwithstanding any investigation at any time made by or on behalf of either party hereto or any of the other Indemnitees hereunder or any knowledge or information that any such Indemnitee may now have or hereafter obtain, each party (each an “Indemnitor”) agrees to defend, hold harmless and indemnify the other party, its employees, officers, directors, subsidiaries and/or parent corporations, and/or Affiliates (individually, an “Indemnitee” and collectively, the “Indemnitees”) from and against any claims, suits, or causes of action brought by a Third Party against any such Indemnitee and from and against any and all judgments, decrees, losses, damages, liabilities, fines, costs and expenses (including any amounts paid in settlement and attorney and expert witness fees) (collectively, “Losses”) resulting from such Third Party claims, suits or causes of action, including without limitation those arising on account of any injury or death of persons or damage to property, in all such cases to the extent caused by, or arising out of, or resulting from, (i) the indemnifying party’s exercise or practice (or any of its sublicensee’s exercise or practice) of any license granted to it hereunder, (ii) except with respect to the breach by LICENSOR of the representations or warranties set forth in Section 8.2 of this Agreement, which shall be governed by Section 7.1(b), the breach by such party of any representation, warranty, covenant or other provision of this Agreement, or (iii) the gross negligence or willful misconduct of such party, except to the extent to which such claims, suits or actions are attributable to the negligence or the willful misconduct of the Indemnitees or their licensees or sublicensees, or (iv) any actual or alleged infringement of any United States or foreign Patent by the indemnifying party’s manufacture, use or sale of any products covered by patents licensed to such indemnifying party hereunder or any combinations thereof with other products, systems or methods, except to the extent to which such claims, suits or actions are attributable to the negligence or the willful misconduct of the Indemnitees or their licensees or sublicensees.
          (b) Subject to the terms and conditions of this Section 7, including, without limitation, the terms and conditions set forth in Section 7.4 below, LICENSOR agrees to defend, hold harmless and indemnify LICENSEE or its Indemnitees (collectively, the “LICENSEE Indemnitees”) from any Losses (including, for purposes of this Section 7.1(b) any Losses incurred directly by the LICENSEE Indemnitees, in addition to Losses resulting from any Third Party claims) to the extent cause by, or arising out of, or resulting from, the breach by LICENSOR of any representation or warranty set forth in Section 8.2 of this Agreement; provided, however, that any claim for indemnification under this Section 7.1(b) shall be brought no later than the twenty-four (24) month anniversary of the Effective Date (except for claims based on fraud or intentional misrepresentation, which may be brought at any time) and such claim shall be in writing, set forth the specific basis for such claim to the extent then feasible and the LICENSEE Indemnitee shall, in good faith, have reasonable grounds to believe that such a claim may be made.
          (c) LICENSEE (on behalf of itself and all the other LICENSEE Indemnitees) acknowledges and agrees that, except in the case of fraud or intentional misrepresentation and except as otherwise provided in the immediately following proviso, no claim for indemnification by any LICENSEE Indemnitee pursuant to the terms of Section 7.1(b) shall be asserted by a LICENSEE Indemnified Party until the aggregate amount of all Losses to which all of the LICENSEE Indemnitees shall be entitled by reason of any and all claims for indemnification under Section 7.1(b) exceeds [REDACTED: dollar amount]** in the aggregate (the “Basket”), in which case such LICENSEE Indemnitee shall be entitled to recover the aggregate amount of all Losses in excess of the Basket.
          (d) Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of Losses paid by LICENSOR under Section 7.1(b) exceed an aggregate amount equal to [REDACTED: dollar amount]**; provided, however, that the foregoing limitation shall not apply in the event of fraud or intentional misrepresentation, it being understood and agreed that in such cases, LICENSEE (and any other LICENSEE Indemnitees) suffering Losses as a result thereof shall be entitled to be paid an amount equal to all such Losses incurred by them.
          (e) Any payment made by the Indemnitor pursuant to this Section 7.1 in respect of any claim shall be net of (i) any actual insurance proceeds realized by Indemnitee in respect of such claim and (ii) any net tax benefit actually realized by the Indemnitee or any of its Affiliates as a result of the incurrence or payment of any Loss in respect of such claim. In computing the amount of any such tax benefits, the Indemnitee and its Affiliates shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Losses for which indemnification is provided under this Section 7.1. For purposes of this Agreement, the Indemnitee and any of its Affiliates shall be deemed to have “actually realized” a net tax benefit to the extent that the amount of taxes payable by the Indemnitee or its Affiliate is reduced below the amount of taxes that the Indemnitee or its Affiliate would have been required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such Losses for which indemnification is provided under this Section 7.1. The Indemnitee shall use its reasonable efforts (which shall not include litigation) to make insurance claims relating to any claim for which the Indemnitee is seeking indemnification pursuant to this Section 7.1, provided that the Indemnitee shall not be obligated to make such an insurance claim if such Indemnitee in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to such Indemnitee, as the case may be, would exceed the value of the claim for which such Indemnitee is seeking indemnification.
          (f) The indemnities set forth in this Section 7.1 shall be the exclusive remedies of the party seeking indemnification for Losses hereunder, and no party shall be entitled to any further indemnification rights, damages or other remedies in respect thereof, all of which each

**	Confidential Treatment Requested

party (on behalf of itself and each of its Indemnitees) hereby waive to the extent permitted by applicable law.
          7.2 The party seeking indemnification under Section 7.1 shall provide the indemnifying party with prompt notice of the claim, demand or cause of action giving rise to the indemnification obligation pursuant to this Section 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified party, at the indemnifying party’s sole expense) or settle any such claim, demand or cause of action. The indemnifying party shall assume the defense of any claim, suit, action or proceeding giving rise to an indemnification obligation on such indemnifying party under Section 7.1 above, shall retain reputable counsel at the indemnifying party’s own expense, and shall pay any and all damages assessed against the indemnified party and/or its Indemnitees in such claim, suit, action or proceeding. The indemnifying party has and shall have full power to control, manage, litigate and/or settle all matters assumed under this provision; provided that the indemnifying party shall first obtain the indemnified party’s prior written consent to any such settlement which admits liability or materially adversely affects the rights granted to the indemnified party hereunder, which consent will not be unreasonably delayed, conditioned or withheld. Notwithstanding the foregoing, the indemnified party shall have the right to participate in the defense of such asserted claim, suit, action or proceeding with separate counsel, if it desires, at its own expense. If the indemnifying party does not assume the defense of the claim, the indemnified party may assume the defense with counsel of its choice, but the cost of such counsel shall be borne solely by the indemnifying party.
          7.3 In the event that LICENSEE (or any of its Indemnitees) has made a claim for an indemnification payment by LICENSOR under this Section 7, LICENSEE may immediately off-set the amount of such claim against the milestone payments otherwise payable to LICENSOR under Section 4.2 of this Agreement, until such time as such claim for indemnification is denied by a final non-appealable order of a court of competent jurisdiction; provided that the written notice of claim sets forth the specific basis for any such claim to the extent then feasible and the LICENSEE Indemnitee shall, in good faith, have reasonable grounds to believe that such a claim may be made. Any claim withheld from the milestone payments otherwise payable to LICENSOR under Section 4.2 prior to a final determination of such claim, shall accrue interest at a rate of [REDACTED: percentage]** % per annum from the date the milestone payment was otherwise payable to LICENSOR. In the event a final determination is made that the LICENSEE Indemnitee was not entitled to be indemnified for such claim, LICENSEE shall pay to LICENSOR the amount of the milestone payment that LICENSEE withheld pursuant to such claim, plus all accrued interest thereon, within ten days following the final determination date of such claim.
          7.4 WITHOUT LIMITING EACH PARTY’S INDEMNITY OBLIGATIONS UNDER THIS SECTION 7, IN NO EVENT SHALL EITHER OF LICENSOR OR LICENSEE BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO

**	Confidential Treatment Requested

PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.
Section 8. Representations, Warranties and Covenants
          8.1 Each party hereby represents, warrants, and covenants to the other party as follows:
               (a) As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.
               (b) As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, and binding obligation of such party that is enforceable against it in accordance with its terms.
               (c) It will not enter into any agreement that would prevent it from granting the rights granted to the other party under this Agreement.
          8.2 LICENSOR hereby represents and warrants to LICENSEE, as of the Effective Date as follows:
          (a) Exhibit H sets forth all registered patents and patent applications, and Exhibit I sets forth all registered trademark and trademark applications, currently owned or co-owned by LICENSOR or its Affiliates, in each case covering or claiming Atrigel, a method of making Atrigel, improvements to Atrigel, a method of using Atrigel, products formed using Atrigel, or the combination of Atrigel with any active pharmaceutical ingredient. LICENSOR owns all right, title and interest in and to, or has valid and enforceable, transferable licenses to, all Licensed Technology and Licensed Trademarks, except for those Licensed Patents described on Exhibit C as jointly owned. LICENSOR owns or Controls, and is free to disclose to LICENSEE, all Licensed Know-How, subject only to LICENSOR’s obligations under any Restricted Agreement described on Exhibit K. No Restricted Agreement or Existing Out-License has any provisions obligating LICENSOR to negotiate and/or grant rights under the Licensed Technology for Atrigel-formulated [REDACTED: description of intellectual property] ** or Atrigel-formulated [REDACTED: description of intellectual property]**. LICENSOR and its Affiliates are, and to the knowledge of LICENSOR, its licensees are, in compliance in all material respects with all their respective contractual obligations relating to the use of the Licensed Technology and/or Licensed Trademarks pursuant to any license or other

**	Confidential Treatment Requested

agreement. To the knowledge of LICENSOR, there is no infringement or misappropriation of any of the Licensed Technology by any Third Party, including by any employee or former employee of LICENSOR or its Affiliates or licensees. Except as set forth on Exhibit J, to the knowledge of LICENSOR, the practice of the Licensed Technology to manufacture or use Atrigel, by itself, in the form currently manufactured for or used by LICENSOR, its Affiliates, does not infringe any Patents or misappropriate the trade secrets of any Third Party. There is no pending or, to the knowledge of LICENSOR or its Affiliates, threatened, claim or litigation contesting the validity, enforceability or ownership of the Licensed Technology or Licensed Trademarks or the right of LICENSOR or its Affiliates to exercise any rights therein nor, to the knowledge of LICENSOR or its Affiliates, is there any legitimate basis for any such claim. Furthermore, except as set forth in Exhibit J, to the knowledge of LICENSOR or its Affiliates, there is no pending or threatened claim or litigation contesting the right of LICENSOR’s licensees to exercise any rights to the Licensed Technology, nor, to the knowledge of LICENSOR or its Affiliates, is there any legitimate basis for any such claim.
          (b) Exhibit K sets forth a complete list of all (i) licenses, sublicenses and other agreements in force and effect as of the Effective Date in which LICENSOR or any sublicensee of LICENSOR, including its Affiliates, has granted to any Third Party the right to make, use, sell, offer for sale, have made or import Atrigel under the Licensed Technology and/or Licensed Trademarks, except for limited internal use rights under confidentiality, feasibility study and material transfer agreements, and (ii) all other forbearances to sue, settlement agreements and licensing or cross-licensing agreements to which LICENSOR or its Affiliates is a party relating to the Licensed Technology and/or Licensed Trademarks. Except for the joint Patents set forth in Exhibit C, no present or former employee, officer, director or other Affiliate of LICENSOR or its Affiliates, or agent or outside contractor of any of LICENSOR or its Affiliates, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any of the Licensed Patents or, to the knowledge of LICENSOR, in or to any other Licensed Technology or Licensed Trademarks.
          (c) The rights licensed to LICENSEE hereunder for the development of Licensed Products do not conflict with the rights licensed to any party of the Existing Out-License Agreements nor with any rights granted by LICENSOR (or any of its predecessors) to any Third Party or Affiliate, including, without limitation, any rights granted by LICENSOR under the feasibility study and similar agreements existing as of the Effective Date.
          (d) To the knowledge of LICENSOR, no employee, independent contractor, consultant or agent of LICENSOR or its Affiliates has misappropriated any trade secrets or other confidential information of any Third Party in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of LICENSOR or its Affiliates.
          (e) Except as set forth in Exhibit L, each employee of, or consultant to, LICENSOR or its Affiliates has signed documents transferring to LICENSOR or its Affiliates any and all rights, title and interest in and to any ideas, inventions or improvements or other Licensed Technology, in all cases, that was generated in the course of their employment or while providing services to LICENSOR or its Affiliates.

     The representations and warranties set forth in this Section 8.2 shall survive for a period of 24 months following the Effective Date. The indemnity provisions of Section 7.1(b) shall constitute LICENSEE’S sole and exclusive remedy and LICENSOR’S sole and exclusive liability to LICENSEE arising out of, or related to, any breach of this Section 8.2.
          8.3 EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT (AND WITHOUT LIMITING THE TERMS OF THE ASSET PURCHASE AGREEMENT), NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY HEREUNDER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT (AND WITHOUT LIMITING THE TERMS OF THE ASSET PURCHASE AGREEMENT), ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
Section 9. Term of Agreement; Termination
          9.1 The term of the licenses set forth herein shall be from the Effective Date until the last to expire of the Licensed Patents. Upon expiration of the last to expire of the Licensed Patents, LICENSEE shall have an irrevocable, perpetual, worldwide, royalty free, exclusive license to make, have made, use, research, develop, sell, offer for sale, export and/or import Licensed Products (subject to the provisions of this Agreement) under any remaining Licensed Technology applicable to such Licensed Products. All other licenses granted hereunder shall remain in full force and effect for the full duration of any intellectual property subject to such license and shall survive any expiration or termination of this Agreement.
          9.2 The termination for whatever reason of this Agreement shall not destroy or diminish the binding force and effect of any of the terms and conditions herein that expressly or by implication come into or continue in effect on or after such termination.
Section 10. Notices
Notices and other communications shall be sent by facsimile, express courier service, or by registered or certified mail to the following address and shall be effective upon mailing:
If to LICENSOR:
QLT USA, Inc.
2579 Midpoint Drive
Fort Collins, CO 80525
Attention: President
Telephone: (970) 482-5868
Facsimile: (970) 482-9735

with copies to (which shall not constitute notice):
Morrison & Foerster LLP
5200 Republic Plaza
370 Seventeenth Street
Denver, CO 80202
Attention: David G. Thatcher, Esq.
Facsimile: (303) 592-1510
and
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Jonathan S. Dickstein
Facsimile: (415) 268-7522
If to LICENSEE:
Reckitt Benckiser Pharmaceuticals Inc.
10710 Midlothian Turnpike, Suite 430
Richmond, VA 23235
Attention: John Caruso, Esq.
Facsimile: (804) 379-1215
with copies to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Steven J. Gartner, Esq.
Facsimile: (212) 728-9222
and
Ohlandt Greeley Ruggiero & Perle LLP
One Landmark Square, 10th Floor
Stamford, CT 06901-2682
Attention: Paul D. Greeley, Esq.
Facsimile: (203) 327-6401
or to such other address or fax number as the addressee may have specified in a notice duly given to the sender as provided herein; provided, however, that any notice or communication required under Section 5.1 may be made by regular mail, email or facsimile transmission. Such notice or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed, subject to confirmation of receipt. Any notice sent by facsimile transmission will be deemed to have been given or received at the time of facsimile transmission. Any notice mailed as aforesaid will be deemed to have been received when so delivered, and if by couriered as aforesaid will be deemed to have been received on the expiration of two days after it is couriered, provided that if there will be at the time of sending or between the time of sending and the actual receipt of the notice a strike, slow down or labor dispute which might affect the delivery of the notice by courier, then the notice will only be effected if actually received.
Section 11. Confidentiality
          11.1 LICENSOR and LICENSEE both agree to hold in confidence and not disclose to any Third Party and to not use except as provided in this Agreement (such as for the exercise of the licenses granted herein or performance of obligations hereunder) all proprietary and/or confidential information (except as is reasonably necessary to obtain patent rights thereon) received by it from the other hereunder (or in connection with the Asset Purchase Agreement or negotiation thereof, including any and all information disclosed under the Mutual Confidential Disclosure Agreement between the parties dated [REDACTED: date]**), without prior written permission of the disclosing party. Confidential Information within assets purchased by LICENSEE pursuant to the Asset Purchase Agreement shall be deemed the Confidential Information of LICENSEE hereunder (and LICENSEE shall be deemed the disclosing party thereof under this Section 11) and Confidential Information within the Excluded Assets (as defined in the Asset Purchase Agreement) shall be deemed Confidential Information of LICENSOR hereunder (and LICENSOR shall be deemed the disclosing party thereof under this Section 9). In any event, Confidential Information hereunder shall not include:
               (a) information which at the time of disclosure to the receiving party is in the public domain, as evidenced in writing;
               (b) information which after disclosure to the receiving party becomes part of the public domain by publication or otherwise through no fault of the receiving party;
               (c) information which was in the possession of the receiving party prior to the time of disclosure as shown by its written records;
               (d) information which is disclosed to the receiving party from a Third Party (other than an Affiliate of the disclosing party) with a valid right to disclose it, provided that the receiving party reasonably and in good faith concludes that the Third Party is not prohibited from disclosing such information to the receiving party, whether by a contractual, legal or fiduciary obligation to the disclosing party or its Affiliates, such Third Party imposing no obligation of confidentiality on the receiving party and who to the knowledge of the receiving party did not acquire any such information, directly or indirectly, from the disclosing party; and
               (e) information which is independently developed by employees of the receiving party without access to or use of the confidential information of the disclosing party.
               The receiving party of any Confidential Information shall take reasonable precautions (equivalent to the measures that it takes to protect its own information of like

**	Confidential Treatment Requested

importance) to prevent the unauthorized or accidental disclosure of Confidential Information of the disclosing party.
          11.2 LICENSOR and LICENSEE both agree that they shall cause all employees, consultants, representatives and agents to enter into appropriate secrecy agreements (except if already subject to such agreements, such as an existing standard employee confidentiality agreement) when information which either party is bound to treat confidentially as set forth above in Section 11.1 must necessarily be disclosed to such persons or parties. The receiving party shall be responsible for the actions or inactions of its employees, agents, representatives and/or Affiliates in the event of a breach of the foregoing obligations.
          11.3 LICENSOR and LICENSEE each hereby agree that the obligations of confidentiality under this Agreement shall remain in effect during the term of this Agreement and for ten (10) years thereafter
          11.4 Notwithstanding the provisions of Section 11.1 hereinabove, each party may disclose Confidential Information of the other party:
               (a) to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the responding party shall first (to the extent practicable) have given prompt notice to the other party hereto to enable it to seek any available exemptions from or limitations on or protective orders in respect of such disclosure requirement and shall reasonably cooperate in such efforts by the other party. If the other party does not obtain such relief after a period that is reasonable under the circumstances (and, in any case, prior to the expiration of any response deadline imposed by the applicable court or governmental agency or authority, or by applicable law), then the responding party may disclose that portion of the Confidential Information of the other party which its counsel advises the responding party that the responding party is legally compelled to disclose to such court, agency, or authority, at the same time providing the other party with a copy of the Confidential Information so disclosed, to the extent legally permissible; provided, however, that the responding party shall use those commercially reasonable efforts requested of it by the other party (at the other party’s expense) in attempting to obtain confidential treatment (such as a protective order or similar assurance) for such Confidential Information as so disclosed. To the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the disclosure of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege and any such Confidential Information shall remain entitled to all protection under these privileges, this Agreement, and under the joint defense doctrine;
               (b) to the extent required to comply with applicable legal requirements including without limitation as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice; provided that the disclosing party requests confidential treatment of at least the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to such party and the other party is given the opportunity to review any such disclosure in advance to the extent possible;
               (c) to the extent required in connection with a party’s performances under this Agreement or the development of i) the Licensed Products and/or improvements to the Licensed Technology (but excluding any Confidential Information of LICENSOR disclosed to LICENSEE, but not forming a part of the Licensed Technology), in respect of LICENSEE, and ii) any products other than the Licensed Products and/or improvements to the Licensed Technology, in respect of the LICENSOR, including to a party’s Affiliates and its and their officers and employees, and actual and potential sublicensees and licensees, potential acquirers, legal and financial advisors, consultants, manufacturers, clinical investigators, contractors and business partners; provided, however, that the disclosing party shall treat such Confidential Information with the same degree of care that its treats its own Confidential Information, including by ensuring that its disclosees are restricted solely to those having a need to know the Confidential Information in question for the applicable permitted purpose and are under obligations of confidentiality and non-use at least equivalent in scope (and duration) to those set forth in Section 11.1 with a duration of no less than ten (10) years from the date of the agreement under which such Confidential Information is disclosed; provided, however with respect to the Existing Out-Licensees, the existing confidentiality and non-use provisions contained in the Existing Out-Licenses shall be deemed sufficient to satisfy the foregoing obligation (and such provisions need not be amended to comply with the foregoing); and
               (d) to the extent such disclosure is necessary to prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement; provided, however, that prior to any such disclosure, such party shall give the other party reasonable advance notice of any such disclosure and shall cooperate with the other party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information.
12. Miscellaneous
          12.1 This Agreement is binding upon the parties hereto, and their successors and assigns; provided, however, that it shall not be assignable without the prior written consent of both parties, except that either party may assign this Agreement without the prior written consent of the other party, to an Affiliate or to a Third Party with which a party merges or amalgamates or to which it sells all or substantially all of its voting stock or all or substantially all of the assets of the business to which this Agreement relates. If LICENSOR sells or assigns its rights as described in the first sentence of this Section 12.1, then LICENSOR shall assign this Agreement to such purchaser and/or assignee and require that such purchaser and/or assignee agree to be bound by and comply with this Agreement.
          12.2 The terms and conditions stated herein and in the Asset Purchase Agreement comprise the entire agreement between LICENSOR and LICENSEE with respect to the subject matter hereof, superseding all prior agreements relating thereto, whether written or verbal, and may not be modified, altered or amended except in a document referring specifically to this Agreement and signed by a duly authorized officer of each party hereto. This Agreement will in all events be construed as a whole, according to its fair meaning, and not strictly for or against a party merely because that party (or the party’s legal representative) drafted the Agreement. The headings, titles, and captions contained in this Agreement are merely for reference and do not define, limit, extend, or describe the scope of this Agreement or any provision herein. Unless the context requires otherwise, (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter, and (b) the word “including” means “including, without limitation.”
          12.3 Except to the extent required by applicable laws including without limitation as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, both parties agree not to disclose or publicly refer to any provisions of this Agreement, except with the written consent of the other party or as expressly authorized herein; provided, however, that either party may disclose this Agreement to its advisors, investors, accountants, attorneys, and to its actual and potential sublicensees, collaborators, assignees, targets and acquirers in accordance with Section 11.4(c). Notwithstanding the foregoing, a party may disclose or publicly refer to any provisions of this Agreement that were already publicly disclosed in a prior mutually approved press release (or pursuant to the requirements of applicable law) without again obtaining the consent of the other party with respect to such subject matter that was previously approved for disclosure (or previously disclosed as required by applicable law).
          12.4 This Agreement shall not be binding upon the parties until it has been signed herein below by or on behalf of each party. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties as aforesaid.
          12.5 If any provision of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, it shall, if possible be narrowed, shortened or interpreted to achieve the intent of the parties and the validity, legality and enforceability of any such provision in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties.
          12.6 Failure or delay on the part of either party to exercise any right, remedy, power or privilege hereunder shall not operate or be construed to operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. No written waiver of any term or condition of this Agreement shall operate or be construed to operate as a waiver of any other term or condition, nor shall any written waiver of any breach or default operate or be construed to operate as a waiver of any other breach or default of the same type as the earlier waived breach or default.
          12.7 The parties to this Agreement agree and declare that no person or entity is an intended third-party beneficiary to this Agreement. Further, the parties agree and declare that no person or entity shall have the power to enforce any provision of this Agreement or shall have a cause of action under this Agreement except the parties hereto.
          12.8 All rights and licenses granted under or pursuant to this Agreement (other than with respect to trademarks) by LICENSOR to LICENSEE are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S Bankruptcy Code, 11 U.S.C. Section

101, et seq., (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. In the event that LICENSOR as a debtor-in–possession or a trustee-in-bankruptcy under the Bankruptcy Code rejects this Agreement or LICENSEE’s right to continue the licenses under this Agreement, LICENSEE may elect to retain its license rights hereunder (including, without limitation, its rights of exclusivity) in accordance with Section 365 (n) of the Bankruptcy Code, provided that LICENSEE continues to meet its obligations under this Agreement and pays LICENSOR (or as otherwise directed by the Bankruptcy Court or provided under the Bankruptcy Code) any amounts payable by LICENSEE hereunder if any amounts are still outstanding and/or shall become due and payable pursuant to the terms of this Agreement minus (to the extent permitted by Section 365 (n) of the Bankruptcy Code) any costs incurred by LICENSEE in connection with LICENSEE’s performance of obligations required to be performed by LICENSOR under this Agreement and not performed by LICENSOR. Thereafter, in the manner provided for by Section 365 (n) of the Bankruptcy Code, neither LICENSOR as debtor-in-possession, nor a trustee-in-bankruptcy, shall interfere with any of the license rights of LICENSEE under this Agreement
          12.9 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of New York, USA, as such law applies to contracts signed and fully performed in such State. Each party to this Agreement agrees that any legal action or proceeding against it arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action or proceeding may only be brought in the United States District Court for the Southern District of New York, New York, and by execution and delivery of this Agreement, each party hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any such action or proceeding for itself and in respect of its property, assets and revenues. Each party also irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action brought in such court has been brought in an inconvenient forum.
          12.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          12.11 Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venturers between the parties.

          IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Agreed to:		Agreed to:

RECKITT BENCKISER		QLT USA, INC.
PHARMACEUTICALS INC.

By:	/s/ Shawn Thaxter	By:	/s/ Sean F. Moriarty

Name:	Shawn Thaxter	Name:	Sean F. Moriarty

Title:	President	Title:	President

Date:	8-25-08	Date:	8-25-08

CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.
Exhibit A
Existing Dental Products
[REDACTED: description of dental products]**

**	Confidential Treatment Requested

A-1

Exhibit B
Existing Out-License Agreements
PART 1. Existing Out-License Agreements
[REDACTED: description of license agreements] **
PART 2. Existing Out-License Agreements under which Licensee and/or the Existing Out-Licensee has rights in respect of the prosecution, maintenance, defense and/or enforcement of the Licensed Patents and/or Licensed Trademarks
[REDACTED: description of license agreements] **

**	Confidential Treatment Requested

B-1

EXHIBIT C
Licensed Patents
[REDACTED: list of patents] **

**	Confidential Treatment Requested

C-1

Exhibit D
Licensed Trademarks
[REDACTED: list of trademarks] **

**	Confidential Treatment Requested

D-1

Exhibit E
Eligard Trademarks
1.	Eligard®

2.	Leuprogel™

E-1

Exhibit F
Feasibility Study Agreements
[REDACTED: description of feasibility study agreements] **

**	Confidential Treatment Requested

F-1

Exhibit G
Form of Letter Agreement with QLT Inc.
Reckitt Benckiser Pharmaceuticals, Inc.
10710 Midlothian Turnpike, Suite 430
Richmond, VA 23235
August 25, 2008
QLT Inc.
887 Great Northern Way
Vancouver, British Columbia, Canada
V5T 4T5
Re: Covenant Not to Compete; Non-Solicit
Ladies and Gentlemen:
     Reference is hereby made to (i) that certain Asset Purchase Agreement, dated as of August 25, 2008, by and between QLT USA, Inc. (“QLT USA”) and Reckitt Benckiser Pharmaceuticals, Inc. (the “Buyer” or “LICENSEE”), a copy of which is attached hereto as Exhibit A (the “Purchase Agreement”) and (ii) that certain License Agreement, dated as of August 25, 2008, by and between QLT USA and the Buyer, a copy of which is attached hereto as Exhibit B (the “License Agreement”). Capitalized terms used herein and not defined herein shall have the meanings set forth in the License Agreement, unless specified otherwise. In consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Buyer to enter into the Purchase Agreement and the License Agreement with QLT USA, the parties hereto hereby agree as follows:
     1. Covenant Not To Compete; Non-Solicit. QLT Inc. (“you” or “Parent”) hereby agrees to be bound by Sections 6.1 to 6.5 of the License Agreement as if Parent were a party to such License Agreement as LICENSOR, and all references to “LICENSOR” in Sections 6.1 to 6.5 of the License Agreement shall be deemed to refer to Parent.
     2. Governing Law/Choice of Forum. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Each party to this Agreement agrees that any legal action or proceeding against it arising out of or in connection with this

Agreement or for recognition or enforcement of any judgment rendered in any such action or proceeding may only be brought in the United States District Court for the Southern District of New York, New York, and by execution and delivery of this Agreement, each party hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any such action or proceeding for itself and in respect of its property, assets and revenues. Each party also irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action brought in such court has been brought in an inconvenient forum.
     3. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     4. Amendment. No modifications of this Agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by the parties hereto. It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
     5. Entire Agreement. This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all previous agreements, written or oral, relating to the subject matter hereof.
     6. Notices.
If to Parent:
QLT Inc.
887 Great Northern Way
Vancouver, British Columbia, Canada
V5T 4T5
Attention: Jennifer Breeze, Esq.
Telephone: (604) 707-7364
Facsimile: (604) 873-0816
with a copies to (which shall not constitute notice):
Morrison & Foerster LLP
5200 Republic Plaza
370 Seventeenth Street
Denver, CO 80202
Attention: David G. Thatcher, Esq.
Facsimile: (303) 592-1510

and
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Jonathan S. Dickstein
Facsimile: (415) 268-7522
If to the Buyer:
Reckitt Benckiser Pharmaceuticals, Inc.
10710 Midlothian Turnpike, Suite 430
Richmond, VA 23235
Attention: John Caruso, Esq.
Facsimile: (804) 379-1215
with copies to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Steven J. Gartner, Esq.
Facsimile: (212) 728-9222
and
Ohlandt Greeley Ruggiero & Perle LLP
One Landmark Square, 10th Floor
Stamford, CT 06901-2682
Attention: Paul D. Greeley, Esq.
Facsimile: (203) 327-6401
     7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.
[remainder of page intentionally left blank]

     Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement, whereupon this Agreement shall become a binding agreement between Parent and LICENSEE as of the date first written above.

Very truly yours, RECKITT BENCKISER PHARMACEUTICALS INC.
By:
Name:
Title:

ACCEPTED AND AGREED
AS OF THE DATE FIRST WRITTEN ABOVE:
QLT INC.

By:
Name: Title:

EXHIBIT H
Registered Patents and Patent Applications
[REDACTED: description of patents and patent applications] **

**	Confidential Treatment Requested

H-1

Exhibit I
All LICENSOR Trademarks
1.	Eligard®

2.	Leuprogel™

3.	Atrix™

4.	Sunburst Logo

I-1

Exhibit J
Exceptions to Intellectual Property Representations and Warranties
[REDACTED: exceptions to Intellectual Property Representations and Warranties]**

**	Confidential Treatment Requested

J-1

Exhibit K
List of Licenses and Sublicenses Granted by LICENSOR
1.	Existing Out-License Agreement (See Exhibit B)

2.	The following additional agreements
[REDACTED: description of additional agreements] **
3.	Forbearance to Sue and Settlement Agreements
[REDACTED: description of additional agreements] **

**	Confidential Treatment Requested

K-1

Exhibit L
Employees or Consultants Not Having Signed Documents Transferring Rights to LICENSOR
1.	[REDACTED: exceptions to Representation and Warranty]**

**	Confidential Treatment Requested

L-1

Exhibit M
List of agreements under which Know-how included within Licensed Technology is subject to certain out-licenses.
[REDACTED: list of agreements] **

**	Confidential Treatment Requested

M-1